EXHIBIT 5.1

HARNEYS

British Virgin Islands and Anguillan lawyers

Associated offices London Tel: +44(0) 20 7440 8790 Fax: +44 (0) 20 7440 8791 Anguilla Tel: +1 264 498 5000 Fax: +1 264 498 5001 9 August 2004	Harney Westwood & Riegels Craigmuir Chambers PO Box 71 Road Town, Tortola British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547 www.harneys.com Your Ref Our Ref 011644.0023-CAS

UTi Worldwide Inc.
c/o UTi Services, Inc.
19443 Laurel Park Road
Suite 111
Rancho Dominguez, CA 90220
U.S.A.

Dear Sirs

Registration Statement on Form S-8 to be filed by UTi Worldwide Inc. relating to the UTi Worldwide Inc. 2004 Non-Employee Directors Share Incentive Plan

We are British Virgin Islands counsel to UTi Worldwide Inc., a British Virgin Islands company (the “Company”) in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the registration of 200,000 Ordinary Shares, no par value, of the Company (the “Shares”) which may be issued pursuant to the UTi Worldwide Inc. 2004 Non-Employee Directors Share Incentive Plan (the "Plan”).

For the purpose of this opinion, we have examined an electronic copy of the Plan, a copy of the Memorandum and Articles of Association of the Company and an electronic copy of an Officer’s Certificate dated 29 July 2004 issued by Lawrence R. Samuels, Senior Vice President-Finance, Chief Financial Officer and Secretary of the Company, together with the attachments annexed thereto, and such other corporate documents and records of the Company as we have deemed relevant and necessary as a basis for this opinion.

For the purposes of this opinion we have assumed the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or extracts submitted to us and that all representations of fact expressed in or implied by the documents are accurate.

On the basis of the foregoing we are of the opinion that any newly issued Shares issued by the Company in accordance with the current terms of the Plan will be duly authorized, validly issued, fully paid and non-assessable.

This legal opinion is confined to, and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not

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investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully
HARNEY WESTWOOD & RIEGELS

/s/ HARNEY WESTWOOD & RIEGELS

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